Exhibit 10.19

December 31, 2016

William D. Waddill

[Address]

Re:Separation Agreement

Dear Will:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Calithera Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation Date.  Your last day of work with the Company and your employment termination date will be December 31, 2016 (the “Separation Date”).

2.Final Pay.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.COBRA Benefits.  If you currently participate in any of the Company’s current group health insurance plans, your coverage under those plans will continue until the end of the month in which the Separation Date occurs.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance coverage after the Separation Date at your own expense (subject to the severance benefit provisions set forth in Section 4 below).  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under COBRA.

4.Severance Benefits.  Although the Company has no obligation to do so, if you sign this Agreement, allow it (and the releases set forth herein) to become effective, and comply with your obligations under this Agreement, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Cash Severance.  The Company will pay you cash severance in the form of continuing payments, subject to payroll withholdings and applicable deductions and payable in accordance with the Company’s regular payroll schedule, of your base salary in effect as of the Separation Date (the “Severance Payments”) for a period of nine (9) months following the Separation Date; provided, however, that no Severance Payments will be made prior to the 60th day following your Separation Date, and on that 60th day, the Company will pay you in a lump sum the Severance Payments you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A

William D. Waddill

December 31, 2016

and the effectiveness of this release, with the balance of the Severance Payments being paid as originally scheduled.

(b)Bonus Severance Payment.  The Company will pay you an additional cash severance in an amount ranging from $86,940 to $96,600 to be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) related to your 2016 bonus and based on the Company’s proportional accomplishment of its 2016 goals, less applicable withholdings and deductions (the “Bonus Severance Payment”).  The Bonus Severance Payment will be paid no later than March 15, 2017.

(c)COBRA Severance.  If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your group health care coverage (including coverage for eligible dependents and domestic partner, if applicable) (the “COBRA Severance”) at its current level through the period (the “COBRA Payment Period”) starting on the Separation Date and ending on the earliest to occur of (i) September 30, 2017; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Payment Period, you must notify the Company in writing of such event within two (2) weeks.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Severance without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health insurance coverage in effect of the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) September 30, 2017.

5.Stock Options.  Under the terms of the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”) and your stock option grant notices and stock option agreements, vesting of all outstanding options to purchase the Company’s common stock will cease as of the Separation Date.   Your rights to exercise any vested stock options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or Plan documents and your stock options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan. On January 19, 2016, you were granted certain stock options (the “Options”) to purchase an aggregate of 70,000 shares of the Company’s common stock, pursuant to the Plan and as set forth in your stock option agreements, grant notices, and applicable Plan documents.     Under the terms of the applicable Plan documents, none of the shares subject to the Options will have vested as of the Separation Date.  Notwithstanding the foregoing the Compensation Committee has approved that, subject to your execution of this Agreement, allowing it to become effective, and complying with your obligations under this Agreement: (i) 25% of the shares subject to the Options (an aggregate of 17,500 shares) shall

William D. Waddill

December 31, 2016

vest and become exercisable as of the Separation Date and (ii) the period of time after the Separation Date to exercise any outstanding stock options, to the extent vested, shall be extended to nine months following the Separation Date.

6.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

7.Expense Reimbursements.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Return of Company Property.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with this section is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.

9.Proprietary Information Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

William D. Waddill

December 31, 2016

10.Confidentiality.  You agree that the Company will file a copy of this Agreement with the Securities Exchange Commission as part of its reporting obligations.

11.Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry, or request for information when required by legal process.

12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.Cooperation.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14.Release of Claims.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act (as amended) and the Texas Commission on Human Rights Act.  Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any

William D. Waddill

December 31, 2016

valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

15.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

16.Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

17.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the

William D. Waddill

December 31, 2016

California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

18.General.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

Calithera Biosciences, Inc.

By:  /s/ Susan Molineaux

Susan Molineaux

President and Chief Executive Officer

Exhibit A – Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ William D. Waddill

William D. Waddill

December 31, 2016

Date

Exhibit A

Proprietary Information and Inventions Agreement